Exhibit 23.2

The Board of Directors
RiT Technologies Ltd.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 28, 2010, with respect to the consolidated balance sheets of RiT Technologies Ltd. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the threeyear period ended December 31, 2009, incorporated herein by reference.

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel

August 31, 2010